UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2017

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37799	41-1801204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1331 Tyler Street NE, Suite 200, Minneapolis, MN 55413

(Address of principal executive offices) (Zip Code)

(612) 355-5100

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2017, the board of directors of Tactile Systems Technology, Inc. (the “Company”) elected Raymond O. Huggenberger to the board of directors of the Company, filling a seat created by an increase in the size of the board of directors effective September 20, 2017.  Mr. Huggenberger was also appointed to serve as a member of the Compensation and Organization Committee and the Compliance and Reimbursement Committee.

Mr. Huggenberger has served as a member of the board of directors of Inogen, Inc. since 2008. Mr. Huggenberger served as Inogen’s Chief Executive Officer from 2008 to February 2017 and also served as Inogen’s President from 2008 until January 2016. Prior to joining Inogen, Mr. Huggenberger held various management positions with Sunrise Medical Inc., a global manufacturer and distributor of durable medical equipment, culminating as its President and Chief Operating Officer. Mr. Huggenberger also serves on the board of directors of Wellfount Corporation, a pharmacy services company, and previously served on the board of directors of IYIA Technologies, Inc., a healthcare company.  The Company’s board of directors believes that Mr. Huggenberger’s prior and current management experience and service on other boards make him strongly qualified to serve on its board of directors.

For his service on the board, Mr. Huggenberger will be compensated in accordance with the Company’s non-employee director compensation policy. He will be granted a stock option with a term of seven years to purchase up to a pro rata portion of $50,000 of shares of the Company’s common stock, such pro rata portion based on the number of days Mr. Huggenberger will serve until the next annual meeting of stockholders as compared to the number of days between that annual meeting and the immediately preceding annual meeting of stockholders, based on a grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation, at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date. He will also be granted restricted stock units (“RSUs”) with a value of a pro rata portion of $50,000, such pro rata portion based on the number of days Mr. Huggenberger will serve until the next annual meeting of stockholders as compared to the number of days between that annual meeting and the immediately preceding annual meeting of stockholders, calculated by dividing the pro rata portion of $50,000 by the closing sale price per share of the Company’s common stock on the Nasdaq Global Market on the date of grant. These initial grants will be made after the close of market on the second business day following the release of the Company’s financial results for the quarter ended September 30, 2017 and will vest in a single installment on the earlier of one year from the grant date or the date of the Company’s 2018 annual meeting of stockholders, subject to the condition that Mr. Huggenberger remains a director as of that date.

Mr. Huggenberger will also receive an annual cash retainer of $35,000 per year for his service on the board, a cash retainer of $6,000 per year for his service as a member of the Compensation and Organization Committee, and a cash retainer of $4,000 per year for his service as a member of the Compliance and Reimbursement Committee, each prorated for his first year of service. Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of the Company’s common stock on the date of grant. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

A copy of the press release announcing Mr. Huggenberger’s appointment to the board is furnished, but not filed, as Exhibit 99 hereto.

Item 9.01.                                      Financial Statements and Exhibits.

(d)                                 Exhibits

EXHIBIT INDEX

99                                  Press Release dated September 20, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTILE SYSTEMS TECHNOLOGY, INC.

Date: September 20, 2017	By:	/s/ Lynn L. Blake
Lynn L. Blake
Chief Financial Officer

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